Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:
Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Ng Tee Khiang Appointed to Inovio Biomedical’s

Board of Directors

SAN DIEGO, April 06, 2009 — Inovio Biomedical Corporation (NYSE Amex: INO), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery,  announced today that Mr. Ng Tee Khiang has been appointed to the Company’s Board of Directors.

Mr. Ng has over 15 years of entrepreneurial and investment management experience. He is a co-founder, partner and director of multiple investment companies, including Evia Capital Partners Pte. Ltd. and Evia Growth Opportunities Ltd. since 2004, and has been a director of Grenidea Technologies Pte. Ltd. since 2003, of Venture TDF Pte. Ltd. since 2001 and of Wing Huat Loong Pte. Ltd. since 1991.  He has also been Chairman and Director of CNT Health Food Pte. Ltd., a nutraceutical supplements contract manufacturer, since 2000.  In such positions, Mr. Ng has focused on seed, pre-IPO, and IPO investment opportunities. From 2002 through 2006, Mr. Ng served as a director of Asia Growth Opportunities Ltd. and Raintree Ventures, investors in Inovio.  In the 1990s, he was chairman of three technology companies, Vital Technology, MediaRing Ltd., and AceFusion, helping secure seed and venture capital, guide strategic growth, and facilitate sale of the companies (Vital and Acefusion) or a public listing (MediaRing). Mr. Ng has an M.Sc. in Industrial Engineering from Stanford University.

“Ng Tee Khiang has worked extensively with technology growth companies and we welcome him to Inovio’s board of directors,” said Dr. Avtar Dhillon, Inovio’s president, CEO and a director.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery – electroporation – which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Tripep, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

Investors and the public are encouraged to read the relevant pending registration and proxy solicitation-related documents filed with the SEC with respect to the pending transaction between Inovio and VGX Pharmaceuticals because they contain important information about the companies, the transaction, the securities to be issued and the expectations for the combined company. The pending registration statement/proxy statement filed on Form S-4 and other merger-related documents are available, without charge, from the SEC’s web site (www.sec.gov)

or can be obtained, free of charge, by requesting such documents, including any items incorporated by reference, from Inovio.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and our pending merger transaction. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies. These factors also include issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, assessments of our technology by potential corporate or other partners or collaborators, issues pertaining to Inovio’s pending merger transaction including the timing and outcome of the registration and stockholder approval processes required prior to any closing of the transaction, if it closes at all, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 and other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proved accurate.